PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (the “Agreement”) made and entered into as of this 17th day of January, 2022 (the “Execution Date”),

BETWEEN:

The Integrity Wellness Group, Inc. (a Delaware corporation) of 150 Motor Parkway, Ste 401, Hauppauge, NY 11788, and Medizone Bio, Inc. a Delaware corporation, of ______________________ (individually the “Partner” and collectively the “Partners”).

BACKGROUND:

A.	The Partners wish to associate themselves as partners in business.
B.	This Agreement sets out the terms and conditions that govern the Partners within the Partnership.

IN CONSIDERATION OF and as a condition of the Partners entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

Formation

1.	By this Agreement the Partners enter into a general partnership (the “Partnership”) in accordance with the laws of The State of New York. The rights and obligations of the Partners will be as stated in the applicable legislation of The State of New York (the “Act”) except as otherwise provided in this Agreement.

Name

2.	The firm name of the Partnership will be: Invictus Health and Wellness, Inc.

Purpose

3.	The purpose of the Partnership will be: sales of Bio Degradable Face Masks, Medical Supplies, including PPI Equipment, COVID Testing Equipment, etc..

Term

4.	The Partnership will begin on January 17th, 2022 and will continue until terminated as provided in this Agreement.

Place of Business

5.	The principal office of the business of the Partnership will be located at 150 Motor Parkway, Ste 401, Hauppauge, NY 11788 or such other place as the Partners may from time to time designate.

Capital Contributions

6.	Each of the Partners has contributed to the capital of the Partnership, in cash or property in agreed upon value, as follows (the “Capital Contribution”):
Partner	Contribution Description	Agreed Value
Integrity Wellness	Financing, Marketing, Sales Distribution in wholesale, retail and Direct-to-Consumer (i,e QVC, HSN, Amazon, etc.), financing for general working capital and Purchase Order Financing and an immediate cash advance for the manufacture of product to fulfil current purchase order totaling $1,200,000 of $300,000	$1,200,000 USD
Medizone Bio, Inc.	Purchase Orders, including a current purchase order totaling $1,200,000 and other orders	$1,200,000 USD
7.	All Partners will contribute their respective Capital Contributions fully and on time.

Withdrawal of Capital

8.	No Partner will withdraw any portion of their Capital Contribution without the express written consent of the remaining Partners.

Additional Capital

9.	Capital Contributions may be amended from time to time, according to the requirements of the Partnership provided that the interests of the Partners are not affected, except with the unanimous consent of the Partners. No Partner will be required to make Additional Capital Contributions. Whenever additional capital is determined to be required and an individual Partner is unwilling or unable to meet the additional contribution requirement within a reasonable period, as required by Partnership business obligations, remaining Partners may contribute in proportion to their existing Capital Contributions to resolve the amount in default. In such case the allocation of profits or losses among all the Partners will be adjusted to reflect the aggregate change in Capital Contributions by the Partners.

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10.	Any advance of money to the Partnership by any Partner in excess of the amounts provided for in this Agreement or subsequently agreed to as Additional Capital Contribution will be deemed a debt owed by the Partnership and not an increase in Capital Contribution of the Partner. This liability will be repaid with interest at rates and times to be determined by a majority of the Partners within the limits of what is required or permitted in the Act. This liability will not entitle the lending Partner to any increased share of the Partnership's profits nor to a greater voting power. Such debts may have preference or priority over any other payments to Partners as may be determined by a majority of the Partners.

Capital Accounts

11.	An individual capital account (the “Capital Accounts”) will be maintained for each Partner and their Initial Capital Contribution will be credited to this account. Any Additional Capital Contributions made by any Partner will be credited to that Partner's individual Capital Account.

Interest on Capital

12.	No borrowing charge or loan interest will be due or payable to any Partner on their agreed Capital Contribution inclusive of any agreed Additional Capital Contributions.

Financial Decisions

13.	All accounting and administrative matters will be handled by Integrity Wellness. Decisions regarding the distribution of profits, allocation of losses, and the requirement for Additional Capital Contributions as well as all other financial matters will be decided by a unanimous vote of the Partners.

Profit and Loss

14.	Subject to any other provisions of this Agreement, the net profits and losses of the Partnership, for both accounting and tax purposes, will accrue to and be borne by the Partners in equal proportions (the “Profit and Loss Distribution”).

Books of Account

15.	Accurate and complete books of account of the transactions of the Partnership will be kept in accordance with generally accepted accounting principles (GAAP) and at all reasonable times will be available and open to inspection and examination by any Partner. The books and records of the Partnership will reflect all the Partnership’s transactions and will be appropriate and adequate for the business conducted by the Partnership.

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Annual Report

16.	As soon as practicable after the close of each fiscal year, the Partnership will furnish to each Partner an annual report showing a full and complete account of the condition of the Partnership. This report will consist of at least the following documents:
a.	a statement of all information as will be necessary for the preparation of each Partner's income or other tax returns;
b.	a copy of the Partnership's federal income tax returns for that fiscal year; and
c.	any additional information that the Partners may require.

Banking and Partnership Funds

17.	The funds of the Partnership will be placed in such investments and banking accounts as will be designated by the Partners. All withdrawals from these bank accounts will be made by the duly authorized agent or agents of the Partners as agreed by unanimous consent of the Partners. Partnership funds will be held in the name of the Partnership and will not be commingled with those of any other person or entity.

Fiscal Year

18.	The fiscal year will end on the 31st day of July of each year.

Audit

19.	The Partnership shall conduct Audits pursuant to US GAPP Accounting Rules as Integrity Wellness is a public reporting company subject to the rules of the Securities and Exchange Commission. Any of the Partners will have the right to request an audit of the Partnership books. The cost of the audit will be borne by the Partnership. The audit will be performed by an accounting firm acceptable to all the Partners.

Management

20.	Except as all of the Partners may otherwise agree in writing, all actions and decisions respecting the management, operation and control of the Partnership and its business will be decided by a unanimous vote of the Partners.

Contract Binding Authority

21.	All actions and decisions with respect to binding the Partnership in contract requires the unanimous consent of the Partners.

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Partnership Representative

22.	Jim Morrison will be the partnership representative (“the Partnership Representative”) with the sole authority to act on behalf of the Partnership in relation to IRS tax audits pursuant to Chapter 63 Subchapter C of the Internal Revenue Code of 1986.
23.	The Partnership Representative is appointed for the current tax year and subsequent tax years until otherwise designated by the Partners.
24.	The Partnership Representative will promptly advise the Partners of any audit of the Partnership initiated by the IRS and provide regular updates to the Partners on the progress of such audits and any resulting settlement negotiations. The Partnership Representative will be generally accountable to the Partners and will obtain the unanimous approval of the Partners for (i) any decisions affecting the tax liability of the Partnership or the Partners; and (ii) any decision finalizing tax settlement with the IRS.
25.	The Partnership Representative may resign from the position by serving notice in writing on both the Partnership and the IRS. The Partnership, acting by majority vote, may revoke the designation of the Partnership Representative by serving notice on the Partnership Representative and the IRS and simultaneously appointing a new Partnership Representative for that taxable year.
26.	Whether serving in an active capacity or not, any person who has served as Partnership Representative in respect of any given taxable year or portion thereof will remain accountable to the Partnership, throughout the period of limitation relating to that taxable year, in respect of any notification received from the IRS and will promptly advise the Partnership of any and all such correspondence.
27.	In the event that a tax settlement reached between the IRS and the Partnership Representative is not satisfactory to one or more of the Partners and the matter cannot be resolved through negotiation in good faith at a meeting of the Partners, then, two weeks, or such longer period as the partners may agree, following such meeting the Partners agree to submit the dispute to mediation.

Meetings

28.	Regular meetings of the Partners will be held only as required.
29.	Any Partner can call a special meeting to resolve issues that require a vote, as indicated by this Agreement, by providing all Partners with reasonable notice. In the case of a special vote, the meeting will be restricted to the specific purpose for which the meeting was held.
30.	All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Partners.

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Admitting a New Partner

31.	No new Partners may be admitted into the Partnership.

Voluntary Withdrawal of a Partner

32.	Any Partner will have the right to voluntarily withdraw from the Partnership at any time. Written notice of intention to withdraw must be served upon the remaining Partners at least six (6) months prior to the withdrawal date.
33.	The voluntary withdrawal of a Partner will result in the dissolution of the Partnership.
34.	A Dissociated Partner will only exercise the right to withdraw in good faith and will act to minimize any present or future harm done to the remaining Partners as a result of the withdrawal.

Involuntary Withdrawal of a Partner

35.	Events resulting in the involuntary withdrawal of a Partner from the Partnership will include but not be limited to: death of a Partner; Partner mental incapacity; Partner disability preventing reasonable participation in the Partnership; Partner incompetence; breach of fiduciary duties by a Partner; criminal conviction of a Partner; Expulsion of a Partner; Operation of Law against a Partner; or any act or omission of a Partner that can reasonably be expected to bring the business or societal reputation of the Partnership into disrepute.
36.	The involuntary withdrawal of a Partner will result in the dissolution of the Partnership.
37.	A trustee in bankruptcy or similar third party who may acquire that Dissociated Partner's interest in the Partnership will only acquire that Partner's economic rights and interests and will not acquire any other rights of that Partner or be admitted as a Partner of the Partnership or have the right to exercise any management or voting interests.

Dissociation of a Partner

38.	Where the dissociation of a Partner for any reason results in the dissolution of the Partnership then the Partnership will proceed in a reasonable and timely manner to dissolve the Partnership, with all debts being paid first, prior to any distribution of the remaining funds. Valuation and distribution will be determined as described in the Valuation of Interest section of this Agreement.
39.	The remaining Partners retain the right to seek damages from a Dissociated Partner where the dissociation resulted from a malicious or criminal act by the Dissociated Partner or where the Dissociated Partner had breached their fiduciary duty to the Partnership or was in breach of this Agreement or had acted in a way that could reasonably be foreseen to bring harm or damage to the Partnership or to the reputation of the Partnership.

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Dissolution

40.	Except as otherwise provided in this Agreement, the Partnership may be dissolved only with the unanimous consent of all Partners.

Distribution of Property on Dissolution of Partnership

41.	In the event of the dissolution of the Partnership, each Partner will share equally (the “Dissolution Distribution”) in any remaining assets or liabilities of the Partnership.
42.	Upon Dissolution of the Partnership and liquidation of Partnership Property, and after payment of all selling costs and expenses, the liquidator will distribute the Partnership assets to the following groups according to the following order of priority:
a.	in satisfaction of liabilities to creditors except Partnership obligations to current Partners;
b.	in satisfaction of Partnership debt obligations to current Partners; and then
c.	to the Partners according to the Dissolution Distribution described above.
43.	The claims of each priority group will be satisfied in full before satisfying any claims of a lower priority group. Any excess of Partnership assets after liabilities or any insufficiency in Partnership assets in resolving liabilities under this section will be shared by the Partners according to the Dissolution Distribution described above.

Valuation of Interest

44.	In the absence of a written agreement setting a value, the value of the Partnership will be based on the fair market value appraisal of all Partnership assets (less liabilities) determined in accordance with generally accepted accounting principles (GAAP). This appraisal will be conducted by an independent accounting firm agreed to by all Partners. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Partners. A withdrawing Partner's interest will be based on that Partner's proportion of the Dissolution Distribution described above, less any outstanding liabilities the withdrawing Partner may have to the Partnership. The intent of this section is to ensure the survival of the Partnership despite the withdrawal of any individual Partner.
45.	No allowance will be made for goodwill, trade name, patents or other intangible assets, except where those assets have been reflected on the Partnership books immediately prior to valuation.

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Goodwill

46.	The goodwill of the Partnership business will be assessed at an amount to be determined by appraisal using generally accepted accounting principles (GAAP).

Title to Partnership Property

47.	Title to all Partnership Property will remain in the name of the Partnership. No Partner or group of Partners will have any ownership interest in such Partnership Property in whole or in part.

Voting

48.	Any vote required by the Partnership will be assessed where each Partner receives one vote carrying equal weight.

Force Majeure

49.	A Partner will be free of liability to the Partnership where the Partner is prevented from executing their obligations under this Agreement in whole or in part due to force majeure, such as earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event where the Partner has communicated the circumstance of said event to any and all other Partners and taken any and all appropriate action to mitigate said event.

Duty of Loyalty

50.	No Partner will engage in any business, venture or transaction, whether directly or indirectly, that might be competitive with the business of the Partnership or that would be in direct conflict of interest to the Partnership without the unanimous written consent of the remaining Partners. Any and all businesses, ventures or transactions with any appearance of conflict of interest must be fully disclosed to all other Partners. Failure to comply with any of the terms of this clause will be deemed an Involuntary Withdrawal of the offending Partner and may be treated accordingly by the remaining Partners.

Duty of Accountability for Private Profits

51.	Each Partner must account to the Partnership for any benefit derived by that Partner without the consent of the other Partners from any transaction concerning the Partnership or any use by that Partner of the Partnership property, name or business connection. This duty continues to apply to any transactions undertaken after the Partnership has been dissolved but before the affairs of the Partnership have been completely wound up by the surviving Partner or Partners or their agent or agents.

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Duty to Devote Time

52.	Each Partner will devote such time and attention to the business of the Partnership as the majority of the Partners will from time to time reasonably determine for the conduct of the Partnership business.

Actions Requiring Unanimous Consent of the Partners

53.	The following list of actions will require the unanimous consent of all Partners:
a.	assigning check signing authority.
54.	Any losses incurred as a result of a violation of this section will be charged to and collected from the individual Partner that acted without unanimous consent and caused the loss.

Forbidden Acts

55.	No Partner may do any act in contravention of this Agreement.
56.	No Partner may permit, intentionally or unintentionally, the assignment of express, implied or apparent authority to a third party that is not a Partner in the Partnership.
57.	No Partner may do any act that would make it impossible to carry on the ordinary business of the Partnership.
58.	No Partner may confess a judgment against the Partnership.
59.	No Partner will have the right or authority to bind or obligate the Partnership to any extent with regard to any matter outside the intended purpose of the Partnership.
60.	Any violation of the above Forbidden Acts will be deemed an Involuntary Withdrawal of the offending Partner and may be treated accordingly by the remaining Partners.

Indemnification

61.	All Partners will be indemnified and held harmless by the Partnership from and against any and all claims of any nature, whatsoever, arising out of a Partner's participation in Partnership affairs. A Partner will not be entitled to indemnification under this section for liability arising out of gross negligence or willful misconduct of the Partner or the breach by the Partner of any provisions of this Agreement.

Liability

62.	A Partner will not be liable to the Partnership, or to any other Partner, for any mistake or error in judgment or for any act or omission done in good faith and believed to be within the scope of authority conferred or implied by this Agreement or the Partnership.

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Liability Insurance

63.	The Partnership may acquire insurance on behalf of any Partner, employee, agent or other person engaged in the business interest of the Partnership against any liability asserted against them or incurred by them while acting in good faith on behalf of the Partnership.

Life Insurance

64.	The Partnership will have the right to acquire life insurance on the lives of any or all of the Partners, whenever it is deemed necessary by the Partnership. Each Partner will cooperate fully with the Partnership in obtaining any such policies of life insurance.

Amendments

65.	This Agreement may not be amended in whole or in part without the unanimous written consent of all Partners.

Governing Law and Jurisdiction

66.	This Agreement will be construed in accordance with and exclusively governed by the laws of The State of New York.
67.	The Partners submit to the jurisdiction of the courts of The State of New York for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Definitions

68.	For the purpose of this Agreement, the following terms are defined as follows:
a.	“Additional Capital Contributions” means Capital Contributions, other than Initial Capital Contributions, made by Partners to the Partnership.
b.	“Capital Contribution” means the total amount of cash or Property contributed to the Partnership by any one Partner.
c.	“Dissociated Partner” means any Partner who is removed from the Partnership through a voluntary or involuntary withdrawal as provided in this Agreement.
d.	“Expulsion of a Partner” can occur on application by the Partnership or another Partner, where it has been determined that the Partner:
i.	has engaged in wrongful conduct that adversely and materially affected the Partnership's business;
ii.	has willfully or persistently committed a material breach of this Agreement or of a duty owed to the Partnership or to the other Partners; or
iii.	has engaged in conduct relating to the Partnership's business that makes it not reasonably practicable to carry on the business with the Partner.

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e.	“Initial Capital Contribution” means Capital Contributions made by any Partner to acquire an interest in the Partnership.
f.	“Operation of Law” means rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including, but not limited to, an assignment for the benefit of creditors, a divorce, or a bankruptcy.

Miscellaneous

69.	Time is of the essence in this Agreement.
70.	This Agreement may be executed in counterpart.
71.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.
72.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.
73.	This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.
74.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Partner's successors, assigns, executors, administrators, beneficiaries, and representatives.
75.	Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.
76.	All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

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IN WITNESS WHEREOF the Partners have duly affixed their signatures under hand and seal on this 17th day of January, 2022.

The Integrity Wellness Group, Inc.

/s/ Jim Morrison

By:       Jim Morrison,

Title:     President

Medizone Bio, Inc.

/s/ Dr. Babak Ghalili

By:       Dr. Babak Ghalili,

President

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